As filed with the Securities and Exchange Commission on July 26, 2018

Registration Statement No. 333-222678

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ESTRE AMBIENTAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands (Jurisdiction of Incorporation or Organization)	4953 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

1830, Presidente Juscelino Kubitschek Avenue, Tower I, 3rd Floor
Itaim Bibi
São Paulo
04543-900 - SP
Brazil
+55 11 3709 2300
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19715
(302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Mathias von Bernuth, Esq.
Michael A. Civale, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Avenida Brigadeiro Faria Lima, 3311, 7th Floor
São Paulo, Brazil 04538-133
Tel: 55-11-3708-1820
Fax: 55-11-3708-1845

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. ☐

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.

†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary shares, par value $0.0001 per ordinary share, issuable upon the exercise of the warrants	24,501,399	(2)(3)	$11.50	(4)	$281,766,088.50	(4)	$35,079.88	(5)
Ordinary shares, par value $0.0001 per ordinary share	14,290,401	(6)	$9.20	(7)	$131,471,689.20	(7)	$16,368.23	(8)
Ordinary shares, par value $0.0001 per ordinary share	197,441	(9)	$9.20	(7)	$1,816,457.20	(6)	$226.15	(8)
Total	38,989,241		—		$415,054,234.90		$51,674.26	(10)

(1)	Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) contains a combined prospectus that covers (i) the offering of 24,501,399 ordinary shares, par value $0.0001 per ordinary share, of the registrant (“ordinary shares”) issuable upon the exercise of the warrants of the registrant (“warrants”) that was registered on the registrant's registration statement on Form F-4 (File No. 333-220428) and (ii) the resale of an aggregate of 14,487,842 ordinary shares that is being registered on this Registration Statement.
(2)	Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers any additional ordinary shares that may be offered or issued in connection with any share split, share capitalization or similar transaction.
(3)	Consists of 24,501,399 ordinary shares issuable upon exercise of the warrants. As of the date of this Registration Statement, there are 24,501,399 warrants outstanding, which are exercisable on a one-for-one basis for ordinary shares. Each such warrant currently is exercisable for one ordinary share at a price of $11.50 per ordinary share.
(4)	Based on the exercise price of a warrant of $11.50 per warrant in accordance with Rule 457(g) under the Securities Act.
(5)	Previously paid by the registrant on September 12, 2017 in connection with the filing of the registrant's registration statement on Form F-4 (File No. 333-220428).
(6)	Consists of 14,290,401 ordinary shares held by certain unrelated institutional investors that purchased ordinary shares of the registrant in private placements in connection with consummation of the Transaction (as defined in the prospectus forming part of this Registration Statement) and that have, through to the date hereof, requested such ordinary shares to be included in this Registration Statement.
(7)	Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s ordinary shares quoted on the NASDAQ Capital Market on January 18, 2018 (such date being within five business days of the date that this Registration Statement was first filed with the Securities and Exchange Commission).
(8)	Previously paid by the registrant on January 24, 2018 in connection with the filing of the registrant's registration statement on Form F-1 (File No. 333-222678). The number of ordinary shares to be registered and the corresponding fee in relation thereto have been reduced in this Amendment No. 2 to the Registration Statement.
(9)	Consists of 197,441 ordinary shares held by shareholders who, through a fund in which they held an interest, received ordinary shares in connection with the consummation of the Transaction whereby they ceased to have an interest in Estre Ambiental S.A and received an interest in the registrant, as described in this Registration Statement.
(10)	Previously paid, as described in notes (5) and (8) above.

Pursuant to Rule 429(b) under the Securities Act, upon effectiveness, this Registration Statement shall constitute post-effective amendment no. 1 to the registration statement on Form F-4 (File No. 333-220428), which post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Estre Ambiental, Inc. is filing this Amendment No. 3 (the “Amendment”) to its Registration Statement on Form F-1 (Registration Statement No. 333-222678) (the “Registration Statement”) solely for the purposes of filing the amended Exhibit 5.1 and amending and restating the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than the cover page, this explanatory note and the exhibit index of the Registration Statement. This Amendment does not modify any disclosure in the preliminary prospectus included as part of Amendment No. 2 to the Registration Statement, filed on July 12, 2018. Accordingly, a preliminary prospectus has been omitted from this filing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

The Companies Law of the Cayman Islands does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. Our Memorandum and Articles provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud or willful default.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, is against public policy as expressed in the Securities Act and is therefore unenforceable.

7. Recent Sales of Unregistered Securities

The following lists set forth information regarding all securities sold or granted by us within the past three years that were not registered under the Securities Act and the consideration, if any, received by us for such securities.

•	15,438,000 ordinary shares issued on a private placement basis to certain institutional investors unaffiliated with us pursuant to a private investment in public equity described in the prospectus contained herein.
•	3,748,600 warrants to purchase ordinary shares at US$11.50 per share issued on a private placement basis to certain institutional investors unaffiliated with us pursuant to a private investment in public equity described in the prospectus contained herein.

The total consideration received by us in connection with the foregoing unregistered issuances of securities was US$128.7 million.

In addition, on December 21, 2017, we completed our Pre-Closing Restructuring referred to in the prospectus that forms part of this registration statement, pursuant to which the holders of the common shares of Estre Ambiental S.A. contributed their common shares of Estre Ambiental S.A. to the registrant in exchange for an aggregate of 27,001,886 ordinary shares of the registrant.

Furthermore, on December 21, 2017, 1,983,000 of the ordinary shares of the registrant were issued to Estre Ambiental Employee SPV, Inc., as referred to in the prospectus that forms part of this registration statement.

Item 21. Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding the signature page to this registration statement, which index to exhibits is incorporated herein by reference.

Item 22. Undertakings.

a.	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.
(5)	That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser:
(i)	If the registrant is relying on Rule 430B:
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

b.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
c.	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
d.	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index

Exhibit No.	Description
3.1*	Amended and Restated Memorandum and Articles of Association of the Registrant.
4.1*	Registration Rights and Lock-Up Agreement, dated December 21, 2017, by and among the Registrant and certain of its shareholders.
4.2*	Exchange and Support Agreement, dated December 21, 2017, by and among the Registrant, the Company and certain of the Registrant’s Class B shareholders.
4.3*	Warrant Agreement, dated as of September 21, 2015 by and between Estre USA and the Continental Stock Transfer & Trust Company.
4.4*	Assignment, Assumption and Amendment Agreement, dated as of December 21, 2017, by and between the Registrant and the Continental Stock Transfer & Trust Company.
5.1	Opinion of Maples and Calder.
8.1*	List of Subsidiaries
10.1*
Tenth Amendment to the Private Instrument of Deed Regarding the Second Public Issuance of Common Debentures, Non-Convertible Into Shares, of a Single Series, of the Unsecured Type, with Additional Real Guarantees and Additional Fiduciary Guarantee for Public Placement with Restricted Placement Efforts, of Estre Ambiental S.A. dated December 20, 2017 (English Translation of Portuguese Language Document).

10.2*
Tenth Amendment to the Private Instrument of Deed Regarding the First Public Issuance of Common Debentures, Non-Convertible Into Shares, with Real Guarantee and Additional Fiduciary Guarantee for Public Placement with Restricted Placement Efforts, of Estre Ambiental S.A. dated December 20, 2017 (English Translation of Portuguese Language Document).

10.3*
Share Put Option Agreement and Other Covenants, dated as of December 21, 2017, by and among the Company, Road Participações Ltda., Angra Infra Multiestratégia Fundo de Investimento em Participações and, as intervening parties, Wilson Quintella Filho, Gisele Mara de Moraes, BTG Pactual Principal Investments Fundo de Investimento em Participações, Fundo de Investimento em Participações Turquesa, Iron Fundo de Investimento em Participações, Boulevard Acquisition Corp II Cayman Holding Company, and, Boulevard Acquisition Corp. II†

10.4*	Estre Ambiental, Inc. 2017 Omnibus Incentive Plan.
10.5*	Share Option Grant Notice and Option Agreement.
23.1*	Consent of Ernst & Young Auditores Independentes S.S., Independent Registered Public Accounting Firm.
23.2*	Form of Consent of Maples and Calder (included in Exhibit 5.1).
24.1
Powers of Attorney (included on signature page of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on January 24, 2018, and on the signature page to this Amendment No. 1 to the Registration Statement on Form F-1).

101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document
*	Previously filed.
†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on July 26, 2018.

ESTRE AMBIENTAL, INC.

By:	/s/ Sergio Pedreiro
	Name:	Sergio Pedreiro
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sergio Pedreiro	Chief Executive Officer Director (principal executive officer)	July 26, 2018
Sergio Pedreiro

/s/ Fabio D’Avila Carvalho	Chief Financial Officer (principal financial officer)	July 26, 2018
Fabio D’Avila Carvalho

/s/ Alexandre Macedo	Corporate Controller (principal accounting officer)	July 26, 2018
Alexandre Macedo

/s/ Sergio Pedreiro*	Director	July 26, 2018
Robert Boucher, Jr.

/s/ Sergio Pedreiro*	Director	July 26, 2018
Richard Burke

/s/ Sergio Pedreiro*	Director	July 26, 2018
Ricardo Pelúcio

/s/ Sergio Pedreiro*	Director	July 26, 2018
John Morris, Jr.

/s/ Sergio Pedreiro*	Director	July 26, 2018
Andreas Yutaka Gruson
*	Signed pursuant to Power of Attorney included within Form F-1 filed with the Securities and Exchange Commission on February 23, 2018.

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the United States Securities Act of 1933, as amended, the undersigned, the registrant’s duly authorized representative in the United States, has signed this Registration Statement on July 26, 2018:

Name	Title
/s/ Sergio Pedreiro*	Authorized Representative in the United States
Donald J. Puglisi
Managing Director
Puglisi & Associates
*	Signed pursuant to Power of Attorney included within Form F-1 filed with the Securities and Exchange Commission on February 23, 2018.